EXHIBIT 77C TO FORM N-SAR

Registrant Name: 1838 Bond-Debenture Trading Fund
File Number: 811-02201
Registrant CIK Number: 0000030125

Sub-Item 77C

A meeting of the Fund's shareholders was held on July 20, 2004. The results of votes taken among shareholders on proposals before them are reported below:

Proposal One - Election of Directors

                                                     # of Votes      % of Votes

Mr. W. Thacher Brown

Affirmative                                          4,234,246           98.678
Withheld                                                56,727            1.322

TOTAL                                                4,290,973          100.000


Mr. John Gilray Christy

Affirmative                                          4,231,786           98.621
Withheld                                                59,187            1.379

TOTAL                                                4,290,973          100.000


Mr. Morris Lloyd, Jr.

Affirmative                                          4,234,633           98.687
Withheld                                                56,340            1.313

TOTAL                                                4,290,973          100.000

Mr. J. Lawrence Shane

Affirmative                                          4,228,099           98.535
Withheld                                                62,874            1.465

TOTAL                                                4,290,973          100.000


Proposal Two - Approval of New Investment Advisory Agreement Between 1838 Investment Advisors, LP and the Fund

Affirmative                                          4,153,840           98.146
Against                                                 78,474            1.854
Withheld                                                     0            0.000

TOTAL                                                4,232,314          100.000